AMENDMENT

to

MUTUAL FUND SERVICES AGREEMENT

Between

EUBEL BRADY & SUTTMAN MUTUAL FUND TRUST

and

ULTIMUS FUND SOLUTIONS, LLC

This Amendment revises the Mutual Fund Services Agreement, dated July 15, 2014 (the “Agreement”) between Eubel Brady & Suttman Mutual Fund Trust (the “Trust”), and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively, the “Parties”).

The Parties agree to amend Section 2(r) and 3(d)(ii)(B) of the Agreement to revise the services provided by Ultimus as described below:

1.	Section 2(r) of the Agreement is deleted and replaced with the following:

2.	ADMINISTRATION SERVICES.

(r)	prepare and file with the SEC the Trust’s reports on Forms N-CEN, N-PORT, N-CSR and all required notices pursuant to Rule 24f-2 under the 1940 Act; and

2.	Section 3(d)(ii)(B) of the Agreement is deleted and replaced with the following:

3.	FUND ACCOUNTING SERVICES.

(d)	ADDITIONAL ACCOUNTING SERVICES.

(ii)	Provide accounting information for the following:

(B)	the Trust’s reports with the SEC on Forms N-CEN, N-PORT and N-CSR;

The Parties agree to amend Section 8(i) of the Agreement to add the out-of-pocket expenses as described below:

3.	Section 8(i) of the Agreement is deleted and replaced with the following:

8.	REIMBURSEMENT OF EXPENSES.

(i)	The actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act; and

(j)	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

The Parties agree to amend Schedule B of the Agreement to add the following fees related to the preparation and filing of Form N-CEN and N-PORT:

4.	The Section titled “FORMS N-CEN AND N-PORT” is added to Schedule B as follows:

FORMS N-CEN AND N-PORT

•	Beginning on June 1, 2018, the Trust or Fund agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Form N-CEN and to meet the requirements of Rule 30a-1 under the 1940 Act.

•	The Trust or Fund agrees to pay Ultimus a one-time implementation fee of $3,000 per Fund and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rule 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Fund’s first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to the Fund’s compliance date for Form N-PORT.

	Number of Securities	Annual Fee Per Fund (paid monthly)
Equity Funds*	Less than 500	$____ plus out of pocket charges
	501 to 2,000	$____ plus out of pocket charges
	Over 2,000	TBD

Fixed Income Funds	Less than 500	$____ plus out of pocket charges
	501 to 1,000	$____ plus out of pocket charges
	Over 1,000	TBD

*	Equity Fund is defined by any fund that has less than 25% debt exposure over the previous three-month period.

Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The Parties have duly executed this Amendment as of March 13, 2018.

EUBEL BRADY & SUTTMAN
MUTUAL FUND TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Scott E. Lundy	By:	/s/ Robert G. Dorsey

Name:	Scott E. Lundy	Name:	Robert G. Dorsey

Title:	President	Title:	CEO - Managing Director

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